Exhibit 21.1

Ecoark Holdings, Inc.

Subsidiaries

Subsidiary	State or jurisdiction of incorporation	Percentage owned
Ecoark, Inc.	Delaware	100%
Zest Labs, Inc.	Delaware	100%

Listed above are consolidated directly or indirectly owned subsidiaries included in the consolidated financial statements of Ecoark Holdings, Inc.